Exhibit 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121325, 333-115970, 333-115972, 333-113322, 333-106365, 333-110672,
333-81670, 333-73764, 333-65520, 333-53142, 333-42680, 333-78239, 333-74781,
333-55761 on Form S-8, Registration Statement No. 333-91381 on Form S-3, and Registration Statements No. 333-75069 on Form S-4 of The ServiceMaster Company and subsidiaries of our reports dated February 28, 2005, relating to the financial statements and financial statement schedule of The ServiceMaster Company and subsidiaries, and management's report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of The ServiceMaster Company and subsidiaries for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Chicago, IL
February 28, 2005





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